Via Hand Delivery

January 16, 2009

Mr. Robert Kot
299 Delevan Road
Delanson, New York 12053

Re:     Separation Agreement and Release Agreement

Dear Bob:

As we have discussed, your employment with MTI Instruments Inc. (the “Company”) will end on January 16, 2009 (the “Termination Date”). As we also discussed, you are eligible to receive the severance benefits described herein if you sign and return this separation agreement and release agreement (“Separation Agreement and Release or the “Agreement”) to me by February 6, 2009 and do not revoke your acceptance.

1.

If you sign and return this Separation Agreement and Release (including Attachment A) by January 16, 2009, you will receive the pay and benefits set forth in subsections a–f below and the terms and conditions set forth in paragraphs 1–14 of this agreement will become applicable and will be in full force and effect. All other benefits will cease upon your Termination Date (as defined below) in accordance with the plan documents. You acknowledge that other than the amounts set forth below, you are entitled to no further payments from the Company including any further payments under your employment agreement as amended (“Employment Agreement”) or under any other severance plan or agreement. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages and unused paid time off, and that no other compensation is owed to you except as provided herein.

a. All wages accrued through the Termination Date will be paid to you on the next pay period following the Termination Date. Also, all unused paid time off accrued through the Termination Date will be paid to you on the Company’s regular payday immediately following the Termination Date. The amount payable to you for unused paid time off accrued through the Termination Date will total approximately $7,827.

b. You will be reimbursed for all reasonable and documented business expenses within thirty (30) days after you submit documentation evidencing such expenses.

c. You will receive severance payments paid as salary continuation for a three month period (13 weeks) following your Termination Date for a gross total of $48,750. Payments will be made in accordance with the Company’s regularly established payroll procedures or, at any time, the Company may accelerate and pay any remaining balance in a lump sum payment.

d. Should you elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, until the earlier of (i) the three month anniversary of your Termination Date or (ii) the date on which you cease to be eligible for continuation coverage under COBRA, continue to pay it’s regular share of the COBRA continuation payment for health, dental, and optical coverage.

e. You will have ninety (90) days following the Termination Date to exercise any vested stock rights you may have, subject to any generally applicable changes to the Company’s stock options. All unvested stock rights will be cancelled on the Termination Date.

f. Notwithstanding the foregoing, your non-competition obligations under Section 6 of the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement you executed on March 27, 2007 (“Restrictive Covenant Agreement”) will remain effect except that the period described in Paragraph 6 of that agreement shall be in effect only for a period of three (3) months following your Termination Date, rather than the twelve (12) months provided.

2.	Termination Date - Your effective date of termination from the Company is January 16, 2009 (the “Termination Date”).

3.	Return of Company Property - You confirm that, by the Termination Date, you will have returned to the Company all keys, files, records (and copies thereof), equipment, Company identification and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment. You further confirm that, by the Termination Date, you will have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, computer accounts, and subscriptions.

4.	Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any deliberately false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

5.	Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Separation Agreement and Release is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

6.	Waiver of Rights - No delay or omission by the Company in exercising any right under this Separation Agreement and Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

7.	Validity - Should any provision of this Separation Agreement and Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

8.	Confidentiality - To the extent permitted by law, you understand and agree that as a condition for payment to you of the benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this separation agreement and release shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration or from disclosing the terms of this letter agreement in any legal action you commence to enforce the terms of this letter agreement.

9.	Nature of Agreement - You understand and agree that nothing within this Separation Agreement and Release is intended to or does constitute an admission of liability or wrongdoing on the part of the Company.

10.	Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Separation Agreement and Release and that you fully understand the meaning and intent of its terms. You state and represent that you have had an opportunity to fully discuss and review the terms of this Separation Agreement and Release including Attachment A , with an attorney. You further state and represent that you have carefully read this Separation Agreement and Release, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

11.

Applicable Law - This Agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. Except for violations of the Restrictive Covenant Agreement, any dispute arising under, or alleged violation of, this Agreement, and any claim, charge, or cause of action by Employee relating to his employment, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law, and any other statute prohibiting employment discrimination or dealing with employment rights, and any contract or tort claim including any claims pursuant to this Agreement, shall be submitted exclusively to arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association. The Arbitration shall be held in the County of Albany, State of New York. The arbitrator shall be chosen by the Employment Dispute Arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. In construing or applying this Agreement, the arbitrator’s jurisdiction shall be limited to interpretation or application of this Agreement; the arbitrator shall not have the power to add to, to delete, or modify any provision of this Agreement. Each party shall bear his or its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally.

12.	Entire Agreement - This Agreement contains and constitutes the entire understanding and agreement between you and the Company with respect to your separation from employment and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith other than as provided herein.

13.

Tax Acknowledgement - In connection with the payments and consideration provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in this Agreement.

14.	Section 409A. The payments under this Agreement are intended to be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986 and this Agreement shall be administered and construed accordingly.

If you have any questions about the matters covered in this letter agreement, please call me at (518) 391-4917.

Very truly yours, Mechanical Technology Incorporated

By:	/s/ Peng K. Lim
Peng K. Lim Chairman and Chief Executive Officer

I hereby agree to the terms and conditions set forth above and in Attachment A. I intend that this Agreement become a binding agreement between the Company and me.

/s/ Robert Kot	Date	1/16/09
Robert Kot

ATTACHMENT A

This Attachment A is attached to and made a part thereof of the Agreement between you and Mechanical Technology, Incorporated(the “Company”) dated as of January 16, 2008.

1.

Release - In consideration of the payment of the above-described severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims under the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti-discrimination law), the New York Equal Pay Law, N.Y. Lab. Law § 194 et seq., and the New York Whistleblower Law, N.Y. Lab. Law § 740, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims pursuant to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

The Company agrees that you are not releasing any claims you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this Agreement is not a concession or guaranty that you have any such rights to indemnification, (ii) this Agreement does not create any additional rights to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

2.	Acknowledgments - You acknowledge that you have been given at least twenty one (21) days to consider your release and that the Company advised you to consult with an attorney of your own choosing prior to signing this document. You understand that you may revoke this release for a period of seven (7) days after you sign it, and this release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this release you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this Release. You further state and represent that you have carefully read this Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

I hereby agree to the terms and conditions set forth in the above Release. I have been given at least twenty one (21) days to consider this Release and I have chosen to execute this on the date below. I intend that this Release will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Robert Kot	Date	1/16/09
Robert Kot